Immediate Release
Contact: Ken Lamb
248.754.0884

BORGWARNER REPORTS STRONG EPS GROWTH OF 59% IN THE FIRST QUARTER
ON 35% HIGHER SALES

REITERATES RECORD EARNINGS GUIDANCE FOR 2011

Auburn Hills, Michigan, April 28, 2011 – BorgWarner Inc. (NYSE:  BWA) today reported first quarter 2011 U.S. GAAP earnings of $1.00 per diluted share, 58.7% higher than a year ago and a new record for the company.  Sales were up 34.5% from first quarter 2010, significantly higher than global vehicle production growth of approximately 5%.

First Quarter Results Highlights:
•	Record sales of $1,730.4 million, up 34.5% from first quarter 2010.
•	Record earnings of $1.00 per diluted share, up 58.7% from $0.63 per diluted share in first quarter 2010.
•	Operating income of $179.3 million, or 10.4% of sales.

Company Highlights:
•	Reiterated 2011 earnings guidance of $3.85 to $4.15 per diluted share.
•	Repurchased approximately 2.5 million shares of its common stock.
•	Acquired Haldex Traction Systems, a leader in advanced front-wheel drive (“FWD”), all-wheel drive (“AWD”) technology, in January.

First Quarter Performance:  “We began 2011 with a strong first quarter,” said Timothy Manganello, Chairman and CEO of BorgWarner. “Growing demand for our advanced powertrain technology enabled us to grow significantly faster than the market. Excluding the impact of currency and sales related to the Haldex and ENSA acquisitions, our sales were up approximately 26% in the first quarter, compared with a global market that grew only 5%. We successfully managed costs while growing our sales during the quarter resulting in a solid operating income margin of 10.4%. Earnings of $1.00 per diluted share in first quarter 2011 were a significant improvement from the same period a year ago.”

2011 Outlook:  Today the company reiterated its 2011 earnings guidance range of $3.85 to $4.15 per diluted share. Revenue growth in 2011 is now expected to be 19% to 23% compared with 2010, up from the previous guidance range of 16% to 20%, primarily due to the Haldex Traction Systems acquisition that closed in January. The acquisition is expected to have minimal impact on 2011 earnings as purchase accounting adjustments will likely offset most of the operating income generated by the business.

“Clearly there is great deal of concern regarding the disasters in Japan and their impact on the global automotive market,” Manganello said.  “While uncertainty remains, we expect that the impact on our business will be limited. Vehicle demand remains strong in our largest markets and should offset the volume declines in Japan.”

–more –

BORGWARNER POST STRONG FRIST QUARTER/2

Financial Results:  Sales were $1,730.4 million in first quarter 2011, up 34.5% from $1,286.8 million in first quarter 2010.  Net earnings in the quarter were $124.5 million, or $1.00 per diluted share, compared with $76.2 million, or $0.63 per diluted share, in first quarter 2010. First quarter 2010 net earnings included a non-recurring item of $(0.02) per diluted share. This item is listed in a table below as a reconciliation of a non-U.S. GAAP measure, which is provided by the company for comparison with other results, and the most directly comparable U.S. GAAP measure.  The impact of foreign currencies in first quarter 2011, primarily the Japanese Yen and the Chinese Renminbi, increased sales by $6.1 million, while the impact on net earnings was $0.02 per diluted share.

The following table reconciles the company's non-U.S. GAAP measures included in the press release, which are provided for comparison with other results, and the most directly comparable U.S. GAAP measures:

Net earnings per diluted share	First Quarter
	2011	2010

Non – U.S. GAAP	$1.00	$0.65

Reconciliation:
Medicare Part D tax law change		(0.02)

U.S. GAAP	$1.00	$0.63

Net cash used in operating activities was $41.4 million in first quarter 2011 compared with net cash provided by operating activities of $64.1 million in first quarter 2010.  Investments in capital expenditures, including tooling outlays, totaled $70.2 million in first quarter 2011, compared with $55.3 million in first quarter 2010.  Balance sheet debt increased by $255.3 million and cash on hand decreased by $227.0 million compared with the end of 2010, primarily due to the Haldex acquisition and share repurchases. The ratio of balance sheet debt net of cash to capital was 34.0% at the end of first quarter 2011 compared with 24.0% at the end of 2010.

Engine Group Results:  Engine segment net sales were $1,249.4 million in first quarter 2011, up 37.9% from $906.0 million in the prior year’s quarter as a result of strong global sales growth in nearly all major product groups and the Dytech ENSA acquisition. The impact of currency in the quarter was negligible.  Adjusted earnings before interest, income taxes and non-controlling interest were $186.1 million, up 74.4% from $106.7 million in first quarter 2010.

Drivetrain Group Results:  Drivetrain segment net sales were $486.4 million in first quarter 2011, up 26.1% from $385.8 million in the prior year’s quarter as a result of strong four-wheel drive system sales in Asia, higher dual clutch transmission module sales in Europe, higher traditional automatic transmission component sales around the world and the Haldex Traction Systems acquisition. The impact of currency in the quarter was negligible. Adjusted earnings before interest, income taxes and non-controlling interest were $32.0 million, down 12.8% from $36.7 million in first quarter 2010, primarily due to transaction costs related to the Haldex acquisition, increased research and development expenses, and operational inefficiencies in its European operations.

–more –

BORGWARNER POST STRONG FRIST QUARTER/3

Recent Highlights:
•
BorgWarner announced that it will donate $100,000 to the Red Cross toward disaster relief for the survivors of the recent earthquake and tsunami disasters in Japan. In addition, the company matched all donations to the cause from its employees around the world.

•
The company acquired Haldex Traction Systems, a leader in advanced front-wheel drive (“FWD”), all-wheel drive (“AWD”) technology. The move is expected to accelerate BorgWarner’s growth in the global AWD market as it continues to shift toward FWD-based vehicles.

•
BorgWarner supplies its latest variable cam timing technology for two new Subaru boxer engines. The 2.5-liter engine features our award-winning Cam Torque Actuated (“CTA”) technology and, compared with previous models, improves fuel economy 4% to 6%. The 2.0-liter engine introduces our CTA technology with a new mid-position lock, which was a finalist in the 2011 PACE Awards. It allows more precise control of valve timing for up to 10% better fuel economy. Both engines meet U.S. Super Ultra Low Emissions Vehicle and Euro 5 emissions standards.

•
The company supplies its latest B-series generation turbochargers for the newly developed DEUTZ 6.1-liter six-cylinder heavy-duty diesel engine, used in the agricultural machinery segment with start of production in January 2011. In addition to providing outstanding performance, the optimized turbocharging system significantly boosts fuel economy, lowers emissions and helps comply with the stringent Tier 4 Interim emissions standard. DEUTZ, one of the largest independent manufacturers of diesel engines, will supply its fuel-efficient TCD 6.1 L6 engine to several of its customers.

At 9:30 a.m. ET today, a brief conference call concerning first quarter results will be webcast at: http://www.borgwarner.com/en/Investors/Webcasts/default.aspx.

Auburn Hills, Michigan-based BorgWarner Inc. (NYSE: BWA) is a product leader in highly engineered components and systems for vehicle powertrain applications worldwide. The Company operates manufacturing and technical facilities in 59 locations in 19 countries. Customers include VW/Audi, Ford, Toyota, Renault/Nissan, General Motors, Hyundai/Kia, Daimler, Chrysler, Fiat, BMW, Honda, John Deere, PSA, and MAN. The Internet address for BorgWarner is: http://www.borgwarner.com

# # #
Statements contained in this news release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “outlook”, "expects," "anticipates," "intends," "plans," "believes," "estimates," variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed, projected or implied in or by the forward-looking statements.  Such risks and uncertainties include: fluctuations in domestic or foreign vehicle production, the continued use of outside suppliers, fluctuations in demand for vehicles containing our products, changes in general economic conditions, and other risks detailed in our filings with the Securities and Exchange Commission, including the Risk Factors, identified in our most recently filed Annual Report on Form 10-K.  We do not undertake any obligation to update any forward-looking statements.

BorgWarner Inc.
Condensed Consolidated Statement of Operations (Unaudited)
(millions, except per share amounts)

	Three Months Ended March 31,
	2011	2010
Net sales	$1,730.4	$1,286.8
Cost of sales	1,387.6	1,048.3
Gross profit	342.8	238.5

Selling, general and administrative expenses	165.1	130.3
Other (income) expense	(1.6)	1.6
Operating income	179.3	106.6

Equity in affiliates’ earnings, net of tax	(8.4)	(9.3)
Interest income	(1.0)	(0.6)
Interest expense and finance charges	18.4	14.2
Earnings before income taxes and noncontrolling interest	170.3	102.3

Provision for income taxes	40.9	20.9
Net earnings	129.4	81.4

Net earnings attributable to the noncontrolling interest, net of tax	4.9	5.2
Net earnings attributable to BorgWarner Inc.	$124.5	$76.2

Reconciliation to diluted earnings per share:
Net earnings attributable to BorgWarner Inc.	$124.5	$76.2
Adjustment for net interest expense on convertible notes	5.2	5.0
Diluted net earnings attributable to BorgWarner Inc.	$129.7	$81.2

Earnings per share — diluted	$1.00	$0.63

Weighted average shares outstanding - diluted	130.2	129.7

Supplemental Information (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2011	2010
Capital expenditures, including tooling outlays	$70.2	$55.3

Depreciation and amortization:
Fixed assets and tooling	$60.9	$57.1
Other	6.9	6.5
	$67.8	$63.6

BorgWarner Inc.
Net Sales by Reporting Segment (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2011	2010
Engine	$1,249.4	$906.0
Drivetrain	486.4	385.8
Inter-segment eliminations	(5.4)	(5.0)
Net sales	$1,730.4	$1,286.8

Adjusted Earnings Before Interest, Income Taxes and Noncontrolling Interest ("Adjusted EBIT") (Unaudited)
(millions of dollars)

	Three Months Ended March 31,
	2011	2010
Engine	$186.1	$106.7
Drivetrain	32.0	36.7
Adjusted EBIT	218.1	143.4
Corporate, including equity in affiliates' earnings and stock-based compensation	30.4	27.5
Interest income	(1.0)	(0.6)
Interest expense and finance charges	18.4	14.2
Earnings before income taxes and noncontrolling interest	170.3	102.3
Provision for income taxes	40.9	20.9
Net earnings	129.4	81.4
Net earnings attributable to the noncontrolling interest, net of tax	4.9	5.2
Net earnings attributable to BorgWarner Inc.	$124.5	$76.2

BorgWarner Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(millions of dollars)

	March 31, 2011	December 31, 2010
Assets

Cash	$222.9	$449.9
Receivables, net	1,278.4	1,023.9
Inventories, net	490.7	430.6
Other current assets	161.7	155.5
Total current assets	2,153.7	2,059.9

Property, plant and equipment, net	1,623.2	1,542.6
Other non-current assets	2,230.1	1,952.5
Total assets	$6,007.0	$5,555.0

Liabilities and Equity

Notes payable and other short-term debt	$176.2	$128.5
Accounts payable and accrued expenses	1,318.1	1,224.1
Income taxes payable	38.2	39.7
Total current liabilities	1,532.5	1,392.3

Long-term debt	1,259.5	1,051.9
Other non-current liabilities	861.2	801.0

Total BorgWarner Inc. stockholders' equity	2,306.4	2,258.6
Noncontrolling interest	47.4	51.2
Total equity	2,353.8	2,309.8

Total liabilities and equity	$6,007.0	$5,555.0

BorgWarner Inc.
Condensed Consolidated Statements of Cash Flows (Unaudited)
(millions of dollars)

	Three months ended March 31,
	2011	2010
Operating
Net earnings	$129.4	$81.4
Non-cash charges (credits) to operations:
Depreciation and amortization	67.8	63.6
Bond amortization	4.8	4.4
Deferred income tax benefit	(18.2)	(3.8)
Other non-cash items	(7.5)	(6.1)
Net earnings adjusted for non-cash charges to operations	176.3	139.5
Changes in assets and liabilities	(217.7)	(75.4)
Net cash (used in) provided by operating activities	(41.4)	64.1

Investing
Capital expenditures, including tooling outlays	(70.2)	(55.3)
Net proceeds from asset disposals	6.1	2.0
Payments for business acquired, net of cash acquired	(203.7)	-
Net proceeds from sale of business	-	5.0
Net cash used in investing activities	(267.8)	(48.3)

Financing
Net increase in notes payable	42.3	13.9
Additions to long-term debt, net of debt issuance costs	206.7	-
Repayments of long-term debt, including current portion	(3.9)	(2.5)
Payment for purchase of treasury stock	(181.9)	-
Proceeds from stock options exercised, including the tax benefit	27.9	15.1
Taxes paid on restricted stock award vestings	(12.5)	-
Dividends paid to noncontrolling stockholders	-	(5.0)
Net cash provided by financing activities	78.6	21.5

Effect of exchange rate changes on cash	3.6	(20.6)

Net (decrease) increase in cash	(227.0)	16.7

Cash at beginning of year	449.9	357.4
Cash at end of period	$222.9	$374.1